U S WEST COMMUNICATIONS SERVICES, INC. AND MCY MUSIC WORLD, INC.
                       COLLABORATIVE DEVELOPMENT AGREEMENT


This Agreement ("Agreement"), is effective as of December 31, 1999 between MCY MUSIC WORLD, INC. ("MCY.com"), a Delaware corporation, having a place of business at 1133 Avenue of the Americas, 28th Floor, New York, NY 10036 and U S WEST COMMUNICATIONS SERVICES, INC., a Colorado corporation, having a place of business at 1999 Broadway, 8th Floor, Denver, CO 80202 ("U S WEST").

1. PURPOSE. Under this Agreement, MCY.com will be an on-line provider of digital music downloads for U S WEST broadband initiatives, starting with a co-branded site (the "Broadband Music Channel") in Online Avenue, the U S WEST broadband portal scheduled to launch in or about April, 2000. Concurrent with the implementation of the Broadband Music Channel, MCY.com will introduce a modified narrowband version of the Broadband Music Channel portal (the "Narrowband Music Channel"), that will link to U S WEST.net pursuant to the terms of this Agreement. U S WEST will consult in the development, by MCY.com, of the Broadband Music Channel, provide internet connections ("links") from U S WEST.net to the modified Broadband Music Channel and perform other marketing and promotion activities pursuant to the terms of this Agreement.

2.    RESPONSIBILITIES OF THE PARTIES.

2.1.  BROADBAND MUSIC CHANNEL IMPLEMENTATION

2.1.1 MCY.com Responsibilities:

      A) Technical Trial. MCY.com shall participate and cooperate with U S WEST in the Online Avenue Technical Trial ("Technical Trial") of the broadband portal as soon as possible. MCY.com shall share any Technical Trial information it obtains or develops during the trial period with U S WEST.

      B) Site Development. MCY.com shall build the Broadband Music Channel, a co-branded music download content site to be integrated within U S WEST's secure-access broadband portal, Online Avenue, scheduled to launch as a market trial on or about April, 2000. This site will contain music content, products, and services normally available on the English language www.MCY.com web site, optimized as appropriate to DSL parameters or such other broadband internet services that U S WEST shall make available to the public for sale during the Term of this Agreement.


2.1.2 U S WEST Responsibilities:

      A) Online Avenue Implementation. U S WEST shall designate the Broadband Music Channel a preferred digital download music offer relative to
            1) the Online Avenue Technical Trial and 2) subsequent U S WEST-related broadband offerings; and implement the Broadband Music Channel at the time of the Online Avenue Technical Trial launch.

      B) Trade and Press Promotion. U S WEST shall use its best efforts to promote both the Broadband Music Channel and MCY.com's role in the Technical Trial and subsequent and/or related projects in certain press and trade communications developed or sponsored by U S WEST for the promotion of said projects.

      C) Consumer Promotion. actively provide "best efforts" toward the on and offline consumer marketing and promotion of the Broadband Music Channel, including, but not limited to, banners, links and buttons in other areas of Online Avenue and promotional direct print directed to current and potential Online Avenue users.


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2.1.  Narrowband Music Channel IMPLEMENTATION

2.2.1 MCY.com Responsibilites:

       A. Site Development. MCY.com shall develop, host, and maintain the Narrowband Music Channel, a co-branded, English-language version of the Broadband Music Channel which will launch on or around the same time as the Broadband Music Channel and which will be accessed by U S WEST.net customers by means of multiple links from the US WEST.net Web Site and affiliate web sites. This site will incorporate a U S WEST.net universal navigation bar on each Site page, and be developed, managed, hosted, and maintained solely by MCY.com. Development and management of the content on this co-branded site is the sole responsibility of MCY.com. U S WEST is not a content provider and acts as only an active conduit to the Co-branded Site(s).

       B. Technology. MCY.com shall ensure that the server hosting the Narrowband Music Channel be (1) located in a locked, secured facility; (2) be connected to the Internet at all times at no less than 1.5 Mbps (the Internet access lines), and (3) be monitored for problems by staff available on call (at least by pager) 24 hours per day, 7 days per week, 365 days per year (24 x 7 x
              365).The Internet access lines must be monitored at least every two hours to actively watch for possible problems reaching major connectivity points on the intranet/Internet backbone. Connectivity will be monitored automatically by using the "PING" utility. If problems persist, a technician will be paged and will use "best-efforts" to respond within two (2) hours. Backups of the system will be performed each business day. The live system will be placed behind a secure router firewall, preventing outside access to the server except for ports 80 (HTTP) and 443 (SSL) or consistent with the secure router firewall specifications. The Site(s) will be monitored for unauthorized modification ("hacking"). Pages containing unauthorized modifications ("hacked pages") will be removed immediately upon discovery, and will be restored from backup as soon as feasible. Server (co-branded web Site(s) access and transaction) logs (both raw and analyzed, if any) will, (1) be considered the confidential information of both parties and shall not be released without written consent of the disclosing party, (2) be made available at any time to U S WEST upon request, and (3), be retained by MCY.com for a period of eighteen (18) months following termination of this Agreement.

       C. Customer Service. MCY.com shall provide help for users of the Narrowband Music Channel at least equivalent to that provided to users of the general MCY.com Web Site(s). Such help shall include, but will not be limited to, frequently asked questions and an e-mail address or email help button displayed on every web Page for support, which will be answered with every reasonable effort by a live (phone or email) customer service representative within two (2) business days of receipt.

       D. Technical Service. MCY.com shall provide contact information by e-mail to U S WEST Content Development and Implementation Manager no later than one week before any co-branded Site(s) are made publicly available under the following terms: for technical help, MCY.com shall provide U S WEST with the telephone number and pager number of a technician(s) available on a 24/7 basis; for customer service assistance, MCY.com shall make such service available during regular business hours. Contact information for both technical help and customer service assistance shall be updated as needed.

       E. Data/Privacy. MCY.com shall ensure that customer data collected through the Narrowband Music Channel will not be resold or otherwise be made available to outside entities, or in any way used for unsolicited commercial e-mail. The Site(s) privacy policy (privacy policy subject to approval of U S WEST's Content Development and Implementation Manager) will be accessible from every page of the Narrowband Music Channel Site(s). Any e-mail sent to users will be solely under a voluntary "opt-in" or registration procedure performed by the user.

       F. Reporting. MCY.com shall provide usage reports and transaction reports in a manner that is in keeping with standard industry practice. Access to these reports will be provided both electonically (in MS Excel spreadsheet format, e-mailed to the designated U S WEST Content Development and Implemenation Manager) and through a secure server. The relevant portion of such records and accounts shall be available for inspection and audit by an auditing Party or its representative (but not more than once in any six (6) month period) during regular business hours and upon reasonable advance written notice.

       G. Approval. MCY.com shall solicit and receive approval on any co-branded site introduction or revision from U S WEST's designated point of contact before launching.

       H. MCY.com Linkage. MCY.com shall establish and maintain one or more Internet Hypertext links ("Site links") from the MCY.com Site located at Uniform Resource Locator ("URL") www.MCY.com site to the U S WEST.net home page.

       I. Link Expansion. MCY.com shall work with U S WEST, on an ongoing basis, to identify music categories within the U S WEST.net Site from which it would be reasonable to provide links to the Narrowband music channel co-branded Site(s).

       J. Graphic Elements. MCY.com shall provide "logo buttons," banners and hypertext mark-up language ("HTML") (link(s)) for display in all appropriate Content Provider area(s) of the U S WEST.net Site.

       K. Performance. MCY.com shall be responsible for the professional and timely implementation of all services due from MCY.com under this Agreement, and correct errors or deficiencies resulting from MCY.com development after receiving written notice of said deficiencies from U S WEST.

2.2.2 U S WEST Responsibilities:

       A. Link Specifications. U S WEST shall provide MCY.com with site link specifications, including graphic design, size and location for placement, via written notification two (2) weeks prior to the date a Site(s) link(s) is to be established. The parties shall cooperate to resolve any issues concerning Site link specifications.

       B. Link Establishment. U S WEST shall establish and maintain Site(s) links from the US WEST.net Site(s) to the corresponding level of co-branded Sites by way of the MCY.com button(s), banners, and HTML links.

       C. Link Expansion. U S WEST shall work with MCY.com, on an ongoing basis, to identify other content categories within the US WEST.net Site from which it would be appropriate to provide links to the co-branded Area(s).

       D. Linkable Platform Expansion. U S WEST shall work with MCY.com, on an ongoing basis, to identify other U S WEST platforms and appliances from which it would be appropriate to provide Site links to areas in the co-branded Site(s).

       E. Designate and Reponsiveness. U S WEST shall provide MCY.com with a dedicated contact during the Term of this Agreement, and provide professional and timely responses to any reasonable requests from MCY.com related to the implementation of this Agreement. Any delays or errors due to lack of timely response from U S WEST will not be the responsibility of MCY.com.

       F. Consumer Promotion. U S WEST shall use its best efforts to develop and implement joint marketing and promotion of the Narrowband Music Channel, including, but not limited to banner ads on U S WEST.net pages, in the "feature partner box" on the Home page, and U S WEST.net direct mail.

       G. Press and Trade Promotion: U S WEST shall use it best efforts to promote MCY.com's involvement with U S WEST.net in certain communications developed or sponsored by U S WEST to promote and publicize the portal and related/subsequent narrowband ISP offers.

         3. LICENSES.

         Trademark License. Each party grants to the other party during the Term of this Agreement a non-exclusive, royalty-free, non-transferable, world-wide right and license to use its trade names, trademarks, service names and service marks ("Marks") in compliance with any guidelines which may be provided from time to time. Such use shall be solely in connection with the U S WEST.net Site(s), the MCY.com Site(s), and the Broadband Music Channel, including, but not limited to, use for promotion and demonstration purposes. The parties agree to cooperate with the other in facilitating the monitoring and control of the other's Marks. Each party may immediately terminate the other party's license to use the Marks if either party reasonably believes that such use dilutes or tarnishes the value of the Marks. Each party agrees not to take any action inconsistent with the other party's ownership of Marks and agrees that any benefits accruing from use of such Marks shall automatically vest in the Mark's owner. Each party shall place a "(R)" or a "TM" (as appropriate) with the Marks as requested by the other party. Nothing in this Agreement shall be deemed to grant to the other party any ownership interest in the Marks.

4. USE OF THE MARK.

4.1. Use by Licensee; Ownership of the Mark. Each party which utilizes a mark of the other party hereunder shall be deemed a "Licensee" and the party whose mark is being utilized shall be deemed a "Licensor." Licensee may use the Mark so long as that use conforms to the terms of this Agreement. Licensee acknowledges that Licensor is the owner of the Mark. Licensee shall not at any time do or suffer to be done any act or thing which will in any way impair the rights of Licensor in and to the Mark or the goodwill inherent in such Mark. It is understood that Licensee shall not acquire and shall not claim any title to the Mark adverse to Licensor by virtue of the license granted herein, or through the Licensee's use of the Mark, it being expressly agreed that all use of the Mark by Licensee shall inure to the benefit of Licensor. Licensee is stopped from challenging the validity of the Mark or from setting up any claim adverse to Licensor.

4.2. Use and Appearance of the Marks. Licensee shall comply with the conditions set forth in the Licensor's Corporate Identity Guidelines, as may be amended from time to time, or as directed by Licensor, with respect to the style, color, appearance and manner of use of the Mark, allowing for limitations imposed by the digital media. Prior to producing, distributing or displaying any advertising or other material containing the Marks, Licensee shall obtain prior written approval from Licensor. Licensee is solely responsible for ensuring that any uses of the Mark in any advertising or promotional materials or otherwise is approved by Licensor.

4.3. Quality Control and Right To Inspect. Licensee shall maintain a standard of quality for the Services offered under the Mark commensurate with standards previously achieved and maintained by Licensor and its subsidiaries, and shall, at a minimum, provide the Services in compliance with all laws and regulations. Representatives of Licensor shall have the right, at reasonable times to visit Licensee's facilities or inspect the rendering of the Services to ensure compliance with this paragraph.

4.4. Veto Power. Each party shall have the exclusive right to veto use of their corporate brand by the other party, upon written notice to the "Address for Notices" contained in the signature portion of this contract.

5.    GENERAL.

5.1. Each party shall be solely responsible for supplying and managing its Site(s) at its own expense and neither party shall have any obligations whatsoever with respect to the Site(s) of the other. Each party shall manage, review, delete, edit, create, update and otherwise manage all content and/or services available on or through its respective Site(s). Neither party has any obligation to pre-screen content posted by users of its Site(s).

5.2. Neither party shall be required to provide any personal information regarding specific users, including, without limitation, their names and addresses or any other information the provision of which could violate any privacy or other rights of users or third parties. Neither party will be required to include in any reports any information the provision of which to the other would cause such party to violate any law, rule or regulation or any contractual or legal obligation of such party to any other person.

5.3. Hosting Service: U S WEST agrees to enter into certain additional server and network hosting agreement(s), at the request of MCY, to provide MCY with server hosting and network hosting services. U S WEST hereby agrees that any such server hosting and network hosting services shall be provided to MCY at pricing which is equal to or on more favorable terms than that which is being provided to any other entity. The foregoing shall include, but not be limited to, providing MCY with U S WEST authorized services related to hardware licenses, service and support, applications licenses, services and support, hosting and monitoring, bandwidth, data storage and retrieval. Furthermore, U S WEST hereby agrees to modify any such server hosting and network hosting services agreement(s) in the event that it enters into an agreement with any other entity after the date of any such agreement (i) which is on terms more favorable than those being provided to MCY at such time; or (ii) which is at a lower price than that being paid by MCY at such time. In any such event, each server and network hosting agreement with MCY shall be modified to the extent that it shall be recast on terms no less favorable than the agreement with such third party. The intent of this provision is to provide MCY with what is commonly known as "favored nations" benefits. Any modification under any such agreement shall in no way terminate the Agreement with MCY or U S WEST's obligations thereunder.

5.4. Each party shall: (i) provide the other with specified graphic files and Site(s) link addresses and give two (2) weeks advance nofication to the other of any changes in its URL(s) and , (ii) if developed and maintained by a party, provide a Site link(s) from such party's appropriate business alliance index (or similar link listing index) to the other party's Site(s).

5.5. Either party shall promptly inform the other of (i) any information related to its Site(s) or this Agreement that could reasonably lead to a claim, demand, or liability of or against the other party by any third party; and
     (ii) any changes in its Site(s) or other intellectual property which would substantially change the content in any Area(s) to which the other party has linked.

5.6. Each party retains the right, in its sole discretion, to immediately cease linking to the other party's Site(s) if in such party's opinion, the other party's Site(s) infringes on or violates any applicable law or regulation; any proprietary right of any third party; or is defamatory, obscene, offensive or controversial. Notwithstanding any exercise of, or failure to exercise, such right, each party shall have the sole and exclusive responsibility for its respective Site(s).

5.7. MCY.com shall retain all right, title, and interest in and to the MCY.com Site(s). U S WEST shall retain all right, title, and interest in and to the U S WEST.net Site(s). The parties will jointly retain all right, title, and interest in and to the Co-branded Area(s).

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5.8. Each party shall work with the other to develop collaborative traffic driving and brand awareness-building marketing programs.

6.    FEES

6.1. MCY.com shall remit $25,000 per month to U S WEST beginning January 3, 2000. All subsequent payments are due and payable by the 10th calendar day of each month. Late payment charges may be assessed on past due amounts at 1 1/2% percent per month, or the highest lawful rate, whichever is less. Customer accepts responsibility for all federal, state and local taxes paid or payable under this Agreement, including but not limited to sales, use, excise and gross receipt taxes.

6.2. Revenue Sharing of Transactional Revenue. In addition to the MCY Payments specified in Section 6.1 above, when MCY.com sells digital music downloads from its Broadband Music Channel and Narrowband Music Channel, the revenue from each digital music download sale will be allocated as 50% of the Net Revenue to the other Party and 50% of the Net Revenue to the selling Party. Net Revenue shall be defined as Gross Revenues net of direct costs (e.g. agency and third-party commissions, artist and software royalities, mechanical royalties, bandwidth and internet access costs, credit card processing fees, taxes, duties and credits). All advertising or other revenue (other than from the sale of digital downloads) which are produced or realized from exploitation of the Broadband Music Channel or any co-branded site shall be the sole property of MCY.com.

6.3. Payments pursuant to sections 6.1 and 6.2 shall be made by check and remitted to the following address: U S WEST Communications Services, Inc. Department 232, Denver, CO 80271. Payments will be accompanied by reports containing sufficient information for the calculation of such amounts. These reports will be provided both electronically (in MS Excel spreadsheet format, e-mailed to the designated U S WEST representative) and printed.

6.4. Taxes based on either party's net income will remain that party's responsibility. MCY.com agrees to pay directly taxes it incurs under the law.

7.    TERM/TERMINATION

7.1. The initial term of this Agreement shall begin on the Effective Date and shall continue for one (1) year ("Initial Term"). MCY.com may, at its option, extend the term of this Agreement an additional one (1) year upon providing U S WEST with written notice thirty (30) days prior to the conclusion of the Initial Term. Either party may terminate this Agreement at any time upon thirty (30) days written notice. Except as specified in
     Section 7.2 below, in the event MCY.com terminates this Agreement without cause during the Initial Term, MCY.com shall remit to U S WEST a termination fee equal to $250,000 or the total amount due remaining in the Agreement, whichever is less. A termination fee will not apply if MCY.com terminates this Agreement at the conclusion of the Initial Term, or thereafter, pursuant to this section.

7.2. Notwithstanding anything to the contrary herein, upon written notice, either party may immediately terminate this Agreement, in whole or in part, without liability to the other party, if such party cancels their Site(s) or any component thereof necessary to offer the Site link(s) as contemplated hereby.

7.3. Upon the termination or expiration of this Agreement, (i) each party shall promptly return all confidential and proprietary information and other information, documents, manuals, equipment and other materials belonging to the other party; (ii) each party shall immediately cease using all Materials of the other party in any form; (iii) each party shall terminate the Site link(s) established pursuant to this Agreement; and (iv) all licenses granted herein shall terminate. All Co-branded web pages covered under this agreement shall be removed from the server no later than one (1) business day following termination of the agreement.

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8.   CONFIDENTIALITY.

     Each party acknowledges and agrees that any and all information relating to the other party's business and not publicly known including, without limitation, the contents of this Agreement, technical processes and formulas, source codes, names, addresses and information about users and advertisers, product designs, sales, costs and other unpublished financial information, product plans, and marketing data is confidential and proprietary information. Each party agrees that it shall take reasonable steps, at least substantially equivalent to the steps as it takes to protect its own proprietary information, during the Term of this Agreement, and for a period of two (2) years following termination of this Agreement, to prevent the duplication or disclosure of any such confidential and proprietary information. To the extent that such information is publicly known, already known by, or in the possession of the non-disclosing party; is independently developed by the non-disclosing party; is thereafter rightly obtained by the non-disclosing party from a source other than the disclosing party; or is required to be disclosed by law, regulation, or court order; then there shall be no restriction of the use of such information.

9.   REPRESENTATIONS  WARRANTIES AND INDEMNIFICATION.

9.1. Representations and warranties. U S WEST represents and warrants to MCY.com that (i) its Site(s) is/are or will be functional Internet Site(s) accessible to subscribers of U S WEST.net and to potential subscribers of Online Avenue; (ii) the Site(s) do not and will not contain any content, materials, advertising or services that infringe on or violate any applicable law or regulation, any proprietary right of any third party (including copyright, trademark, patent, and trade secret), or which is defamatory, obscene or offensive; (iii) it has the right and authority to enter into and perform all obligations under this Agreement; and (iv) it shall comply with all applicable laws, statutes, ordinances, rules and regulations with respect to its Site(s). In the event of an error, delay, defect, breakdown or failure of its Site(s), U S WEST's obligation shall be limited to the use of reasonable diligence under the circumstances to restore its Site(s) to operation.

9.2. Representations and warranties. MCY.com represents and warrants to U S WEST that (i) all Co-branded Area(s) will be developed in a workmanlike manner;
     (ii) all Co-branded Area(s) will conform to the specifications and functions set forth in this Agreement; (iii) its Site(s) is/are or will be functional Internet Site(s) accessible to subscribers and users of the Internet; (iv) the Co-branded Area(s) do not and will not contain any content, materials, advertising or services that infringe on or violate any applicable law or regulation, any proprietary right of any third party (including copyright, trademark, patent, and trade secret); (v) the Site(s) do not and will not contain any content, materials, advertising or services that give rise to any private cause of action, or which is defamatory, obscene or offensive; (vi) it has the right and authority to enter into and perform all obligations under this Agreement; and (vii) it shall comply with all applicable laws, statutes, ordinances, rules and regulations with respect to its Site(s). In the event of an error, delay, defect, breakdown or failure of its Site(s), MCY.com's obligation shall be limited to the use of reasonable diligence under the circumstances to restore its Site(s) to operation. Notwithstanding any respresentation or warranty to the contrary in this Paragraph, U S WEST understands that MCY.com distributes, streams and offers for sale or digital download all forms of musical expression and entertainment content, some of which may be considered controversial to the general public or subscribers of U S WEST services. Accordingly, no term, representation or warranty in this Paragraph shall be deemed to give U S WEST a right to cancel, or otherwise place MCY.com in breach or default of this Agreement as a result of MCY.com making such content available for distibution, including, but not limited to, digital download, streaming or sale on the MCY.com site or any co-branded site.

9.3. Indemnity. Each party will defend, indemnify, save and hold harmless the other party, the other party's Affiliates, and their officers, directors, agents, and employees from any and all third-party claims, demands, liabilities, costs or expenses, including reasonable attorney fees ("Liabilities"), resulting from the indemnifying party's breach of any material duty, representation, or warranty contained in this Agreement, except there shall be no obligation to indemnify, defend, save and hold harmless where Liabilities result from the gross negligence or knowing and willful misconduct of the other party. Each party agrees to (i) promptly notify the other party in writing of any indemnifiable claim and (ii) give the other party the opportunity to defend or negotiate a settlement of any such claim at such other party's expense and cooperate fully with the other party, at that other party's expense, in defending or settling such claim. Each party reserves the right, at its own expense, to participate in the defense of any matter otherwise subject to indemnification by the other party.

9.4. The parties, their Affiliates and their owners, directors, officers, employees, or agents shall indemnify and hold harmless each other (the "Indemnified Party"), against all liability (including, but not limited to, court costs and reasonable attorneys' fees) arising from any claims that either party's content infringes any trade secrets, trademark, copyright or United States patent rights of any third party. The Indemnified Party agrees to promptly notify the other party of any such claims, permit the other party to control any resulting litigation or settlement, and reasonably cooperate with the defense of any such claims at the other party's expense.

10.   LIMITATION OF LIABILITY AND DISCLAIMER.

10.1. Liability. EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS SPECIFICALLY SET FORTH IN THIS AGREEMENT or DAMAGES FOR PERSONAL INJURY OR PROPERTY DAMAGE, OR FOR GROSS NEGLIGENCE OR WILFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) ARISING FROM THIS AGREEMENT, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS, except that either party shall be entitled to receive consequential damages for a breach OF ANY LICENSES GRANTED UNDER this Agreement.

10.2. No Additional Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS, ANY Representations OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING ANY MATTER SUBJECT TO THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

11.   GENERAL PROVISIONS.

11.1. Amendment. No change, amendment or modification of any provision of this Agreement shall be valid unless set forth in a written instrument signed by both parties. This Agreement sets forth the entire Agreement and supersedes any and all prior Agreements, written or oral, of the parties with respect to the transactions set forth herein.

11.2. Assignment. Neither this Agreement, nor any rights hereunder in whole or in part, shall be assignable or otherwise transferable by either party; provided that either party may assign or transfer this Agreement and rights and obligations hereunder to any current or future Affiliate or successor if such assignee agrees in writing to the terms and conditions herein.

11.3. Compliance with Laws. This Agreement and the parties' actions under this Agreement shall comply with all applicable federal, state, and local laws, rules, regulations, court orders, and governmental or regulatory agency orders.

11.4. Construction. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed, or if any such provision is held invalid by a court with jurisdiction over the parties to this Agreement, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the remainder of this Agreement shall remain in full force and effect. There shall be no presumption for or against either party as a result of such party being the principle drafter of this Agreement.

11.5. Dispute Resolution. Any claim, controversy or dispute between the parties, the parties' Affiliates, their agents, employees, officers, or directors ("Dispute") shall be resolved by arbitration conducted by a single arbitrator engaged in the practice of law and familiar with the subject matter of the Dispute, under the then current rules of the American Arbitration Association ("AAA"). The arbitrator shall have authority to award compensatory damages only. The arbitrator's award shall be final and binding and may be entered in any court having jurisdiction thereof. Each party shall bear its own costs and attorneys' fees and shall share equally in the fees and expenses of the arbitrator. The arbitration shall occur in the City and State of the party against whom the arbitration is brought, and the laws of such state shall govern the construction and interpretation of the Agreement. It is expressly agreed that the arbitrator shall be authorized to issue injunctive relief pending an award in arbitration and either party may seek relief in an appropriate court of law to enforce such determination by an arbitrator.

11.6. Independent Contractors. The parties to this Agreement are independent contractors. Neither party is an agent, representative, or partner of the other party. Neither party shall have any right, power or authority to enter into any agreement for, or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other party. This Agreement shall not be interpreted or construed to create an association, agency, joint venture or partnership between the parties or to impose any liability attributable to such a relationship upon either party.

11.7. No Waiver. The failure of either party to insist upon or enforce strict performance by the other party of any provision of this Agreement, or to exercise any right under this Agreement, shall not be construed as a waiver or relinquishment of such party's right to enforce any such provision or right in any other instance.

11.8. Notice. Any notice, approval, request, authorization, direction or other communication under this Agreement shall be given in writing and shall be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered personally to the party to whom the same is directed; (ii) one (1) business day after deposit with a commercial overnight carrier with written verification of receipt; or (iii) five (5) business days after the mailing date whether or not actually received, if sent by U.S. mail, return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available to the Contact at the address of the party to whom the same is directed.

11.9. Facsimile Signature Authorized. If a Party returns this Agreement by facsimile machine, the signing Party intends the copy of this authorized signature printed by the receiving facsimile machine to be its original signature.

12. IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


MCY MUSIC WORLD, INC.                          U S WEST COMMUNICATIONS SERVICES, INC.

/s/ Bernhard Fritsch                            /s/ Audrey Thompson
-------------------------------------------    -----------------------------------------------------
Authorized Signature                           Authorized Signature

Bernhard Fritsch                               Audrey Thompson
-------------------------------------------    -----------------------------------------------------
Name Typed or Printed                          Name Typed or Printed

Chief Executive Officer                        Director - Internet Services
-------------------------------------------    -----------------------------------------------------
Title:                                         Title

         12/31/99                                           12/30/99
-------------------------------------------   -----------------------------------------------------
Date: December 31, 1999                        Date
Address for Notices:                           Address for Notices:
1133 Avenue of the Americas, 28th Floor        1999 Broadway, Suite 700
New York, NY 10036                             Denver, CO  80202
Attn:  Ray Short                               Attn:  Audrey Thompson

With a Copy to:                                With a Copy to:

Mitchell Lampert                               U S WEST Law Department
MCY Music World, Inc.                          1801 California Street, Suite 5100
1133 Avenue of the Americas, 28th Floor        Denver, CO  80202
New York, New York  10036